For immediate release
Contact:
         Kenneth A. Heinz, Investor Relations, 816-792-6907
                  Pam Blase, Media Relations, 816-792-7902

           Ferrellgas, L.P. Completes Private Offering of Senior Notes

         Liberty, MO (March 2, 2000)-- Ferrellgas Partners, L.P. (NYSE:FGP) announced today that its operating subsidiary, Ferrellgas, L.P., completed the issuance of $184 million of fixed rate Senior Notes in a private placement to qualified institutional investors. The proceeds of the financing were used to pay off the temporary financing associated with the acquisition of Thermogas, the nation's fifth largest retail marketer of propane.
         On December 17, 1999, Ferrellgas acquired Thermogas for $432.5 million. The transaction was partially funded through the issuance of $183 million temporary financing. The Company's issuance of Senior Notes this week serves to refinance the $183 million and fund related costs. The Senior Notes have maturities ranging from 2006 through 2009, with terms and conditions similar to the Senior Notes issued by the Company in 1998.
         Ferrellgas is the largest retail marketer of propane in the United States with sales volumes approaching one billion gallons and serving more than one million customers in 45 states and the District of Columbia. Ferrellgas employees own approximately 50 percent of the partnership through an Employee Stock Ownership Plan.